                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 27

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  June 17, 2002
                              --------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                   13D

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      As to a group consisting solely of Covered Persons(1)             (a)  [x]
      As to a group consisting of persons other than Covered Persons    (b)  [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
      (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT [ ] TO ITEM 2(d) OR 2(e)(Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                            7.   SOLE VOTING POWER (See Item 6)
         NUMBER OF               As to Covered Shares, 0
          SHARES                 As to Uncovered Shares, as stated in Appendix A
       BENEFICIALLY         ----------------------------------------------------
         OWNED BY           8.   SHARED VOTING POWER (See Item 6) (Applies to
         REPORTING               each person listed on Appendix A.)
          PERSON                 229,204,893 Covered Shares held by Covered
           WITH                  Persons
                                 212,350 Uncovered Shares held by Covered
                                 Persons(3)
                                 1,959,808 other Uncovered Shares held by
                                 Covered Persons(4)
                            ----------------------------------------------------
                            9.   SOLE DISPOSITIVE POWER (See Item 6)
                                 As to Covered Shares, less than 1%
                                 As to Uncovered Shares, as stated in Appendix A
                            ----------------------------------------------------
                            10.  SHARED DISPOSITIVE POWER (See Item 6):
                                 As to Covered Shares, 0
                                 As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   231,377,051
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN         [x]
      SHARES (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  47.47%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.



----------

(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 91 private charitable foundations established by 91 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A


                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                              136            0            136              0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         496            0            496              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                        80,290           0           80,290            0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0            134(5)         0              134(5)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0

----------

(5)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0            300(6)         0              300(6)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa

Jeffrey B. Goldenberg                                         0           2,860(7)        0             2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0

----------

(6)   Shared with family members.

(7)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0             0             0               0
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     618            0            618              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         443            0            443              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Karen A. Matte                                                0             0             0               0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             46             0             46              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Thomas F. McGowan                                             0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,191           0           4,191             0
James A. McNamara                                             0            215(8)         0              215(8)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0

----------

(8)   Shared with family members.

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Kenneth A. Miller                                                       0                0               0                 0
Therese L. Miller                                                       0                0               0                 0
James E. Milligan                                                       0                0               0                 0
Eric M. Mindich                                                         0                0               0                 0
Luciana D. Miranda                               Brazil                 0                0               0                 0
Edward S. Misrahi                                 Italy                 0                0               0                 0
Masatoki J. Mitsumata                             Japan                 0                0               0                 0
Steven T. Mnuchin                                                       0                0               0                 0
Masanori Mochida                                  Japan                 0                0               0                 0
Timothy H. Moe                                                          0                0               0                 0
Douglas D. Moffitt                                                      0                0               0                 0
Karsten N. Moller                                Denmark                0                0               0                 0
Thomas K. Montag                                                        0                0               0                 0
William C. Montgomery                                                   0                0               0                 0
Wayne L. Moore                                                          0                0               0                 0
J. Ronald Morgan, III                                                   0                0               0                 0
Yukihiro Moroe                                    Japan                 0                0               0                 0
James P. Morris                                                         0                0               0                 0
R. Scott Morris                                                         0                0               0                 0
Robert B. Morris III                                                    0                0               0                 0
Richard S. Morse                                   UK                   0                0               0                 0
Jeffrey M. Moslow                                                       0                0               0                 0
Sharmin Mossavar-Rahmani                           UK                   0                0               0                 0
Gregory T. Mount                                                        0                0               0                 0
Ian Mukherjee                                      UK                   0                0               0                 0
Edward A. Mule                                                          0                0               0                 0
Donald R. Mullen                                                        0                0               0                 0
Eric D. Mullins                                                         0                0               0                 0
Donald J. Mulvihill                                                     0                0               0                 0
Patrick E. Mulvihill                             Ireland                0                0               0                 0
Robert G. Munro                                    UK                   0                0               0                 0
Rie Murayama                                      Japan                 0                0               0                 0
Richard A. Murley                                  UK                   0                0               0                 0
Patrick E. Murphy                                                       0                0               0                 0
Philip D. Murphy                                                        0                0               0                 0
Thomas S. Murphy, Jr.                                                   0                0               0                 0
Gaetano J. Muzio                                                        0                0               0                 0
Michiya Nagai                                     Japan                 0                0               0                 0
Gabrielle U. Napolitano                                                 0                0               0                 0
Avi M. Nash                                                             0                0               0                 0
Trevor P. Nash                                     UK                   0                0               0                 0
Kevin D. Naughton                                                      112               0              112                0
Mark J. Naylor                                     UK                   0                0               0                 0
Jeffrey P. Nedelman                                                     0                0               0                 0
Warwick M. Negus                                Australia               0                0               0                 0
Daniel M. Neidich                                                      44                0              44                 0
Kipp M. Nelson                                                          0                0               0                 0
Leslie S. Nelson                                                        0                0               0                 0
Robin Neustein                                                          0                0               0                 0
Duncan L. Niederauer                                                    0                0               0                 0

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Theodore E. Niedermayer                        USA/France               0                0               0                 0
Susan M. Noble                                     UK                   0                0               0                 0
Markus J. Noe-Nordberg                           Austria                0                0               0                 0
Suok J. Noh                                                             0                0               0                 0
Suzanne M. Nora Johnson                                                 0                0               0                 0
Christopher K. Norton                                                   0             15,000(9)          0              15,000(9)
Michael E. Novogratz                                                    0                0               0                 0
Jay S. Nydick                                                           0                0               0                 0
Katherine K. Oakley                                                     0                0               0                 0
Eric M. Oberg                                                           0                0               0                 0
Alok Oberoi                                       India                 0                0               0                 0
Gavin G. O'Connor                                                       0                0               0                 0
James K. O'Connor                                                       0                0               0                 0
Fergal J. O'Driscoll                             Ireland                0                0               0                 0
Jinsuk T. Oh                                   South Korea              0                0               0                 0
L. Peter O'Hagan                                 Canada                 0                0               0                 0
Terence J. O'Neill                                 UK                   0                0               0                 0
Timothy J. O'Neill                                                      0                0               0                 0
Richard T. Ong                                  Malaysia                0                0               0                 0
Ronald M. Ongaro                                                        0                0               0                 0
Taneki Ono                                        Japan                 0                0               0                 0
Donald C. Opatrny, Jr.                                                  0                0               0                 0
Daniel P. Opperman                                                      0                0               0                 0
Daniel B. O'Rourke                                                      0                0               0                 0
Calum M. Osborne                                   UK                   0                0               0                 0
Robert J. O'Shea                                                        0                0               0                 0
Joel D. Ospa                                                            0                0               0                 0
Greg M. Ostroff                                                         0                0               0                 0
Nigel M. O'Sullivan                                UK                   0                0               0                 0
Terence M. O'Toole                                                      0                0               0                 0
Brett R. Overacker                                                      0                0               0                 0
Todd G. Owens                                                           0                0               0                 0
Fumiko Ozawa                                      Japan                 0                0               0                 0
Robert J. Pace                                                          0                0               0                 0
Helen Paleno                                                            0                0               0                 0
Gregory K. Palm                                                         0                0               0                 0
Bryant F. Pantano                                                       0                0               0                 0
Massimo Pappone                                   Italy                 0                0               0                 0
James R. Paradise                                  UK                   0                0               0                 0
Mukesh K. Parekh                                                        0                0               0                 0
Geoffrey M. Parker                                                      0                0               0                 0
Archie W. Parnell                                                      100              100             100               100
Michael L. Pasternak                               UK                   0                0               0                 0
Ketan J. Patel                                     UK                   0                0               0                 0
Melissa B. Patrusky                                                     0                0               0                 0
Henry M. Paulson, Jr.                                                   0                0               0                 0
Arthur J. Peponis                                                      286               0              286                0
David E. Perlin                                                         0                0               0                 0
Bradley J. Peterson                                                     0                0               0                 0
David B. Philip                                                         0                0               0                 0

------------------
(9) Shared with family members

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Paul A. Phillips                                                        0                0               0                 0
Todd J. Phillips                                                        0                0               0                 0
Alberto M. Piedra, Jr.                                                  0                0               0                 0
Stephen R. Pierce                                                       0                0               0                 0
Philip J. Pifer                                                         0                0               0                 0
Scott M. Pinkus                                                         0                0               0                 0
Michel G. Plantevin                              France                 0                0               0                 0
Timothy C. Plaut                                 Germany                0                0               0                 0
Andrea Ponti                                    Italy/USA               0                0               0                 0
Ellen R. Porges                                                         0                0               0                 0
Wiet H. M. Pot                               The Netherlands            0                0               0                 0
Michael J. Poulter                                 UK                   0                0               0                 0
John J. Powers                                                          0                0               0                 0
Richard H. Powers                                                       0                0               0                 0
Michael A. Price                                                        0                0               0                 0
Scott Prince                                                            0                0               0                 0
Anthony J. Principato                                                   0                0               0                 0
Steven D. Pruett                                                        0                0               0                 0
Goran V. Puljic                                                         0                0               0                 0
Kevin A. Quinn                                                          0                0               0                 0
Stephen D. Quinn                                                        0                0               0                 0
B. Andrew Rabin                                                         0                0               0                 0
John J. Rafter                                   Ireland                0                0               0                 0
Jonathan Raleigh                                                        0                0               0                 0
Dioscoro-Roy I. Ramos                         Phillippines              0                0               0                 0
Gregory G. Randolph                                                     0                0               0                 0
Charlotte P. Ransom                                UK                   0                0               0                 0
Michael G. Rantz                                                        0                0               0                 0
Philip A. Raper                                    UK                   0                0               0                 0
Alan M. Rapfogel                                                        0                0               0                 0
Joseph Ravitch                                                          0                0               0                 0
Sara E. Recktenwald                                                     0                0               0                 0
Girish V. Reddy                                                         0                0               0                 0
Arthur J. Reimers III                                                   0                0               0                 0
Filip A. Rensky                                                         0                0               0                 0
Anthony John Reizenstein                           UK                   0                0               0                 0
Jeffrey A. Resnick                                                      0                0               0                 0
Peter Richards                                     UK                   0                0               0                 0
Michael J. Richman                                                      0                0               0                 0
Andrew J. Rickards                                 UK                   0                0               0                 0
Thomas S. Riggs, III                                                    0                0               0                 0
James P. Riley, Jr.                                                     0                0               0                 0
Kimberly E. Ritrievi                                                    0                0               0                 0
John S. Rizner                                                          0                0               0                 0
Paul M. Roberts                                    UK                   0                0               0                 0
Richard T. Roberts                                                      0                0               0                 0
Simon M. Robertson                                 UK                   0                0               0                 0
Normann G. Roesch                                Germany                0                0               0                 0
James H. Rogan                                                          0                0               0                 0

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
J. David Rogers                                                         0             200(10)             0                200(10)
John F. W. Rogers                                                       0                0               0                 0
Emmanuel Roman                                   France                 0                0               0                 0
Eileen P. Rominger                                                      0                0               0                 0
Pamela P. Root                                                          0                0               0                 0
Ralph F. Rosenberg                                                      0                0               0                 0
Jacob D. Rosengarten                                                    0                0               0                 0
Richard J. Rosenstein                                                   0                0               0                 0
Ivan Ross                                                               0                0               0                 0
Stuart M. Rothenberg                                                    0                0               0                 0
Michael S. Rotter                                                       0                0               0                 0
Michael S. Rubinoff                                                     0                0               0                 0
Paul M. Russo                                                           0                0               0                 0
John P. Rustum                                 Ireland/USA              0                0               0                 0
Richard M. Ruzika                                                       0                0               0                 0
David C. Ryan                                                           0                0               0                 0
David M. Ryan                                   Australia               0                0               0                 0
Jeri Lynn Ryan                                                          0                0               0                 0
John C. Ryan                                                            0                0               0                 0
Michael D. Ryan                                                         0                0               0                 0
Katsunori Sago                                    Japan                 0                0               0                 0
Pablo J. Salame                                  Ecuador                0                0               0                 0
Richard C. Salvadore                                                    0                0               0                 0
J. Michael Sanders                                                      0                0               0                 0
Allen Sangines-Krause                            Mexico                211               0              211                0
Richard A. Sapp                                                         0                0               0                 0
Neil I. Sarnak                                                          0                0               0                 0
Joseph Sassoon                                   Israel                 0                0               0                 0
Atsuko Sato                                       Japan                 0                0               0                 0
Masanori Sato                                     Japan                 0                0               0                 0
Tsutomu Sato                                      Japan                240               0              240                0
Muneer A. Satter                                                        0                0               0                 0
Marc P. Savini                                                          0                0               0                 0
Jonathan S. Savitz                                                      0                0               0                 0
Peter Savitz                                                            0                0               0                 0
James E. Sawtell                                   UK                   0                0               0                 0
Paul S. Schapira                                  Italy                 0                0               0                 0
P. Sheridan Schechner                                                 1,000              0             1,000               0
Marcus Schenck                                   Germany                0                0               0                 0
Susan J. Scher                                                          0                0               0                 0
Gary B. Schermerhorn                                                    0                0               0                 0
Stephen M. Scherr                                                       0                0               0                 0
Mitchell I. Scherzer                             Canada                 0                0               0                 0
Howard B. Schiller                                                      0                0               0                 0
Erich P. Schlaikjer                                                     0                0               0                 0
Jeffrey W. Schroeder                                                    0                0               0                 0
Antoine Schwartz                                 France                 0                0               0                 0
Eric S. Schwartz                                                        0                0               0                 0


-----------------------------------
(10) Shared with family members.

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Harvey M. Schwartz                                                      0                0               0                 0
Mark Schwartz                                                           0                0               0                 0
Thomas M. Schwartz                                                      0            1,900(11)           0              1,900(11)
Patrick P. Scire                                                        0                0               0                 0
Steven M. Scopellite                                                    0                0               0                 0
David J. Scudellari                                                     0                0               0                 0
Charles B. Seelig, Jr.                                                  0                0               0                 0
Karen D. Seitz                                                          0                0               0                 0
Anik Sen                                           UK                   0                0               0                 0
Randolph Sesson, Jr.                                                    0                0               0                 0
Steven M. Shafran                                                       0                0               0                 0
Lisa M. Shalett                                                         0                0               0                 0
Richard S. Sharp                                   UK                   0                0               0                 0
John P. Shaughnessy                                                     0                0               0                 0
Robert J. Shea, Jr.                                                     0                0               0                 0
John S. Sheldon                                                         0                0               0                 0
David G. Shell                                                          0                0               0                 0
James M. Sheridan                                                       0                0               0                 0
Richard G. Sherlund                                                     0                0               0                 0
Michael S. Sherwood                                UK                   0                0               0                 0
Masaru Shibata                                    Japan                 0                0               0                 0
James Shim                                                              0                0               0                 0
Abraham Shua                                                            0                0               0                 0
Evan W. Siddall                                 Canada/UK               0                0               0                 0
Michael H. Siegel                                                       0                0               0                 0
Ralph J. Silva                                                          0                0               0                 0
Harry Silver                                                            0                0               0                 0
Harvey Silverman                                                        0                0               0                 0
Howard A. Silverstein                                                   0                0               0                 0
Richard P. Simon                                                        0                0               0                 0
Victor R. Simone, Jr.                                                   0                0               0                 0
David T. Simons                                                         0                0               0                 0
Christine A. Simpson                                                    0                0               0                 0
Dinakar Singh                                                           0                0               0                 0
Ravi M. Singh                                                           0                0               0                 0
Ravi Sinha                                      India/USA               0                0               0                 0
Edward M. Siskind                                                       0                0               0                 0
Christian J. Siva-Jothy                            UK                   0                0               0                 0
Mark F. Slaughter                                                       0                0               0                 0
Jeffrey S. Sloan                                                        0                0               0                 0
Linda J. Slotnick                                                       0                0               0                 0
Cody J Smith                                                            0            1,000(12)           0              1,000(12)
Derek S. Smith                                                          0                0               0                 0
Michael M. Smith                                                        0                0               0                 0
Sarah E. Smith                                     UK                   0                0               0                 0
Trevor A. Smith                                    UK                   0                0               0                 0
John E. Smollen                                                         0                0               0                 0
Randolph C. Snook                                                       0                0               0                 0


----------------------------------
(11) Shared with family members.
(12) Shared with family members.

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Jonathan S. Sobel                                                       0                0               0                 0
David M. Solomon                                                        0                0               0                 0
Judah C. Sommer                                                         0                0               0                 0
Theodore T. Sotir                                                       0                0               0                 0
Sergio E. Sotolongo                                                     0                0               0                 0
Vickrie C. South                                                        0                0               0                 0
Daniel L. Sparks                                                        0                0               0                 0
Marc A. Spilker                                                         0                0               0                 0
Daniel W. Stanton                                                       0                0               0                 0
Steven R. Starker                                                       0                0               0                 0
Keith G. Starkey                                   UK                   0                0               0                 0
Esta E. Stecher                                                         0                0               0                 0
Cathrine S. Steck                                                       0                0               0                 0
Fredric E. Steck                                                        0                0               0                 0
Robert K. Steel                                                         0                0               0                 0
Jean-Michel Steg                                 France                 0                0               0                 0
Stuart L. Sternberg                                                     0                0               0                 0
Joseph P. Stevens                                                       0                0               0                 0
Raymond S. Stolz                                                        0                0               0                 0
Margaret E. Stone                                                       0                0               0                 0
Timothy T. Storey                                Canada                 0                0               0                 0
George C. Strachan                                                      0                0               0                 0
Fredrik J. Stromholm                             Sweden                 0                0               0                 0
Raymond B. Strong, III                                                  0                0               0                 0
Steven H. Strongin                                                      0                0               0                 0
Andrew J. Stuart                                Australia               0                0               0                 0
Nobumichi Sugiyama                                Japan                 0                0               0                 0
Christopher P. Sullivan                        USA/Ireland              0                0               0                 0
Patrick Sullivan                                                        0                0               0                 0
Johannes R. Sulzberger                           Austria                0                0               0                 0
Hsueh J. Sung                                    Taiwan                 0                0               0                 0
Richard J. Sussman                                                      0                0               0                 0
Peter D. Sutherland S.C.                         Ireland                0                0               0                 0
Watanan Suthiwartnarueput                       Thailand                0                0               0                 0
Gary J. Sveva                                                           0                0               0                 0
Eric S. Swanson                                                         0                0               0                 0
Gene T. Sykes                                                           0                0               0                 0
Shahriar Tadjbakhsh                                                     0                0               0                 0
Ronald K. Tanemura                               UK/USA                 0                0               0                 0
Caroline H. Taylor                                 UK                   0                0               0                 0
John H. Taylor                                                          0                0               0                 0
Greg W. Tebbe                                                           0                0               0                 0
David H. Tenney                                                         0                0               0                 0
Kiyotaka Teranishi                                Japan                 0                0               0                 0
Mark R. Tercek                                                          0                0               0                 0
Donald F. Textor                                                        0                0               0                 0
John A. Thain                                                           0                0               0                 0
John L. Thornton                                                        0                0               0                 0
Timothy J. Throsby                              Australia               0                0               0                 0
Nicolas F. Tiffou                                France                 0                0               0                 0

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Jason A. Tilroe                                                         0                0               0                 0
Daisuke Toki                                      Japan                 0                0               0                 0
Gary S. Tolchin                                                         0                0               0                 0
Peter K. Tomozawa                                                       0                0               0                 0
Massimo Tononi                                    Italy                 0                0               0                 0
Brian J. Toolan                                                         0                0               0                 0
John R. Tormondsen                                                      0                0               0                 0
Leslie C. Tortora                                                       0                0               0                 0
John L. Townsend III                                                    0                0               0                 0
Mark J. Tracey                                     UK                   0                0               0                 0
Stephen S. Trevor                                                       0                0               0                 0
Byron D. Trott                                                          0                0               0                 0
Michael A. Troy                                                         0                0               0                 0
Daniel Truell                                      UK                   0                0               0                 0
Donald J. Truesdale                                                     0                0               0                 0
Robert B. Tudor III                                                     0                0               0                 0
Thomas E. Tuft                                                          0                0               0                 0
John Tumilty                                       UK                   0                0               0                 0
Barry S. Turkanis                                                       0                0               0                 0
Malcolm B. Turnbull                             Australia               0                0               0                 0
Christopher H. Turner                                                   0                0               0                 0
Gareth N. Turner                                 Canada                 0                0               0                 0
Thomas B. Tyree, Jr.                                                    0                0               0                 0
Harkanwar Uberoi                                  India                 0                0               0                 0
Eiji Ueda                                         Japan                 0                0               0                 0
Kaysie P. Uniacke                                                       0                0               0                 0
Can Uran                                                                0                0               0                 0
John E. Urban                                                           0                0               0                 0
Lucas van Praag                                    UK                   0                0               0                 0
Hugo H. Van Vredenburch                      The Netherlands            0                0               0                 0
Frederick G. Van Zijl                                                   0                0               0                 0
Lee G. Vance                                                            0                0               0                 0
Ashok Varadhan                                                          0                0               0                 0
Corrado P. Varoli                                Canada                 0                0               0                 0
John J. Vaske                                                           0                0               0                 0
David A. Viniar                                                         0                0               0                 0
Barry S. Volpert                                                        0                0               0                 0
Casper W. Von Koskull                            Finland                0                0               0                 0
David H. Voon                                                           0                0               0                 0
Robert T. Wagner                                                        0                0               0                 0
John E. Waldron                                                         0                0               0                 0
George H. Walker IV                                                     0                0               0                 0
Thomas B. Walker III                                                    0                0               0                 0
Robert P. Wall                                                          0                0               0                 0
Steven A. Wallace                                  UK                   0                0               0                 0
Berent A. Wallendahl                             Norway                 0                0               0                 0
Alastair J. Walton                            UK/Australia              0                0               0                 0
David R. Walton                                    UK                   0                0               0                 0
Hsueh-Ming Wang                                                         0                0               0                 0
Patrick J. Ward                                                         0                0               0                 0

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Michael W. Warren                                  UK                   0                0               0                 0
Haruko Watanuki                                   Japan                 0                0               0                 0
Jerry T. Wattenberg                                                     0                0               0                 0
David M. Weil                                                           0                0               0                 0
Theodor Weimer                                   Germany                0                0               0                 0
John S. Weinberg                                                        0                0               0                 0
Peter A. Weinberg                                                       0                0               0                 0
Gregg S. Weinstein                                                      0                0               0                 0
Scott R. Weinstein                                                      0                0               0                 0
Mark S. Weiss                                                           0                0               0                 0
George W. Wellde, Jr.                                                   0                0               0                 0
Christopher S. Wendel                                                   0                0               0                 0
Martin M. Werner                                 Mexico                 0                0               0                 0
Richard T. Wertz                                                        0                0               0                 0
Lance N. West                                                           0                0               0                 0
Matthew Westerman                                  UK                   0                0               0                 0
Barbara A. White                                                        0                0               0                 0
William Wicker                                                          0                0               0                 0
A. Carver Wickman                                                       0                0               0                 0
C. Howard Wietschner                                                    0                0               0                 0
David D. Wildermuth                                                    403               0              403                0
Edward R. Wilkinson                                                     2                0               2                 0
Kevin L. Willens                                                        0                0               0                 0
Susan A. Willetts                                                       0                0               0                 0
Anthony G. Williams                                UK                   0                0               0                 0
Christopher G. Williams                            UK                   0                0               0                 0
Gary W. Williams                                                        0                0               0                 0
Todd A. Williams                                                       90                0              90                 0
John S. Willian                                                         0                0               0                 0
Kenneth W. Willman                                                      0                0               0                 0
Keith R. Wills                                     UK                   0                0               0                 0
Andrew F. Wilson                               New Zealand              0                0               0                 0
Kendrick R. Wilson III                                                  0                0               0                 0
Kurt D. Winkelmann                                                      0                0               0                 0
Jon Winkelried                                                          0                0               0                 0
Steven J. Wisch                                                         0                0               0                 0
Michael S. Wishart                                                      0                0               0                 0
Richard E. Witten                                                       0                0               0                 0
William H. Wolf, Jr.                                                    0                0               0                 0
Melinda B. Wolfe                                                        0                0               0                 0
Tracy R. Wolstencroft                                                   0                0               0                 0
Jon A. Woodruf                                                          0                0               0                 0
Zi Wang Xu                                 Canada/China (PRC)           0                0               0                 0
Richard A. Yacenda                                                      0                0               0                 0
Tetsufumi Yamakawa                                Japan                 0                0               0                 0
Yasuyo Yamazaki                                   Japan                 0                0               0                 0
Anne Yang                                                               0                0               0                 0
Michael Y. Yao                                                          0                0               0                 0
Danny O. Yee                                                            0                0               0                 0

                                                                                                     ITEM 9
                                                                    ITEM 7           ITEM 8           SOLE             ITEM 10
                                                ITEM 6            SOLE VOTING     SHARED VOTING    DISPOSITIVE          SHARED
                                          CITIZENSHIP (UNITED      POWER OF         POWER OF        POWER OF      DISPOSITIVE POWER
          ITEM 1                             STATES UNLESS         UNCOVERED        UNCOVERED       UNCOVERED        OF UNCOVERED
NAMES OF REPORTING PERSONS               OTHERWISE INDICATED)       SHARES           SHARES          SHARES             SHARES
--------------------------               --------------------       ------           ------          ------             ------
Jaime E. Yordan                                                      101,179             0            101,179              0
W. Thomas York, Jr.                                                     0                0               0                 0
Wassim G. Younan                                 Lebanon                0                0               0                 0
Paul M. Young                                                           0                0               0                 0
Richard M. Young                                                        0                0               0                 0
William J. Young                                                        0                0               0                 0
Michael J. Zamkow                                                       0               55(13)           0                55(13)
Paolo Zannoni                                     Italy                 0                0               0                 0
Yoel Zaoui                                       France                 0                0               0                 0
Gregory Zenna                                                           0                0               0                 0
Gregory H. Zehner                                                       0                0               0                 0
Jide J. Zeitlin                                                         0                0               0                 0
Alphonse Zenna                                                          0                0               0                 0
Joan H. Zief                                                            0                0               0                 0
Joseph R. Zimmel                                                        0                0               0                 0
James P. Ziperski                                                       0                0               0                 0
Barry L. Zubrow                                                         0                0               0                 0
Mark A. Zurack                                                          0                0               0                 0

Shares held by 91 private charitable               N/A                  0            1,959,808           0           1,959,808
foundations established by 91 Covered
Persons each of whom is a co-trustee of
one or more of such private charitable
foundations(14)



------------------------------------
(13) Shared with family members.
(14) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                                                                           ITEM 9        ITEM 10
                                                       ITEM 6            ITEM 7           ITEM 8            SOLE         SHARED
                                                      PLACE OF         SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                  ORGANIZATION (NEW     POWER OF         POWER OF         POWER OF      POWER OF
                   ITEM 1                            YORK UNLESS        UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)     SHARES           SHARES           SHARES        SHARES
         --------------------------             --------------------     ------           ------           ------        ------
TRUSTS

120 Broadway Partners(14)                            New Jersey             0                0               0              0
2000 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2000 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2000 Kipp M. Nelson Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2001 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2001 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0              0


------------------------------------
(14) Created by Peter R. Kellogg.

                                                                                                           ITEM 9        ITEM 10
                                                       ITEM 6            ITEM 7           ITEM 8            SOLE         SHARED
                                                      PLACE OF         SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                  ORGANIZATION (NEW     POWER OF         POWER OF         POWER OF      POWER OF
                   ITEM 1                            YORK UNLESS        UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)     SHARES           SHARES           SHARES        SHARES
         --------------------------             --------------------     ------           ------           ------        ------
2002 Douglas W. Kimmelman Grantor Retained
      Annuity Trust                                                         0                0               0              0
2002 James M. Sheridan Grantor Retained
      Annuity Trust                                                         0                0               0              0
2002 John A. Thain Grantor Retained Annuity
      Trust                                                                 0                0               0              0
2002 Mary Ann Casati Grantor Retained
      Annuity Trust                                                         0                0               0              0
2002 Scott S. Prince Grantor Retained
      Annuity Trust                                                         0                0               0              0
A.C. Trust(15)                                                              0                0               0              0
The Abby Joseph Cohen 2000 Annuity Trust I                                  0                0               0              0
The Abby Joseph Cohen 2000 Family Trust                                     0                0               0              0
The Abby Joseph Cohen 2001 Annuity Trust I                                  0                0               0              0
The Abby Joseph Cohen 2001 Annuity Trust II                                 0                0               0              0
The Abby Joseph Cohen 2002 Annuity Trust I                                  0                0               0              0
The Adina R. Lopatin 2000 Trust                                             0                0               0              0
The Alexander H. Witten 2000 Trust                                          0                0               0              0
The Alexander I. Berlinski 2000 Trust                                       0                0               0              0
The Alexander Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The Alexander Litzenberger Remainder Trust                                  0                0               0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                                 0                0               0              0
The Amanda Liann Mead 2000 Trust                                            0                0               0              0
Anahue Trust(16)                                       Jersey               0                0               0              0
Andrew L. Fippinger-Millennium Trust                                        0                0               0              0
The Andrew M. Alper 2000 Annuity Trust I                                    0                0               0              0
The Andrew M. Alper 2001 Annuity Trust I                                    0                0               0              0
The Andrew M. Alper 2002 Annuity Trust I                                    0                0               0              0
The Andrew M. Gordon 2000 Family Trust                                      0                0               0              0


-------------------------------------
(15) Created by Andrew Cader.
(16) Created by Andrew A. Chisholm.

                                                                                                           ITEM 9        ITEM 10
                                                       ITEM 6            ITEM 7           ITEM 8            SOLE         SHARED
                                                      PLACE OF         SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                  ORGANIZATION (NEW     POWER OF         POWER OF         POWER OF      POWER OF
                   ITEM 1                            YORK UNLESS        UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)     SHARES           SHARES           SHARES        SHARES
         --------------------------             --------------------     ------           ------           ------        ------
Ann F. Kaplan Two Year Trust Dated 6/26/2001                                0                0               0              0
Ann F. Kaplan Two Year Trust Dated June 2000                                0                0               0              0
The Anne R. Witten 2000 Trust                                               0                0               0              0
The Anne Sullivan Wellde 2000 Trust                                         0                0               0              0
The Anthony D. Lauto 2000 Annuity Trust I                                   0                0               0              0
The Anthony D. Lauto 2000 Family Trust                                      0                0               0              0
The Anthony D. Lauto 2001 Annuity Trust I                                   0                0               0              0
The Anthony D. Lauto 2002 Annuity Trust I                                   0                0               0              0
The Arthur J. Reimers, III Defective Trust
     2000                                            Connecticut            0                0               0              0
Arthur J. Reimers, III Grantor Retained
     Annuity Trust 2000                              Connecticut            0                0               0              0
The Avi M. Nash 2000 Annuity Trust I                                        0                0               0              0
The Avi M. Nash 2000 Family Trust                                           0                0               0              0
The Avi M. Nash 2001 Annuity Trust I                                        0                0               0              0
The Bari Marissa Schwartz 2000 Trust                                        0                0               0              0
Barry A. Kaplan 2000 Family Trust                                           0                0               0              0
Barry A. Kaplan 2000 GRAT                                                   0                0               0              0
Barry A. Kaplan 2001 GRAT                                                   0                0               0              0
The Barry L. Zubrow 2000 Annuity Trust I                                    0                0               0              0
The Barry L. Zubrow 2000 Family Trust                                       0                0               0              0
The Barry L. Zubrow 2001 Annuity Trust I                                    0                0               0              0
The Barry L. Zubrow 2002 Annuity Trust I                                    0                0               0              0
The Beller/Moses Trust                                                      0                0               0              0
The Benjamin H. Sherlund 2000 Trust                                         0                0               0              0
The Benjamin Kraus 2000 Trust                                               0                0               0              0
The Bradford C. Koenig 2001 Annuity Trust I                                 0                0               0              0
The Bradford C. Koenig 2001 Family Trust                                    0                0               0              0
The Bradford C. Koenig 2002 Annuity Trust I                                 0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                       ITEM 6            ITEM 7           ITEM 8            SOLE         SHARED
                                                      PLACE OF         SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                  ORGANIZATION (NEW     POWER OF         POWER OF         POWER OF      POWER OF
                   ITEM 1                            YORK UNLESS        UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)     SHARES           SHARES           SHARES        SHARES
         --------------------------             --------------------     ------           ------           ------        ------
The Bradley Abelow Family 2000 Trust                                        0                0               0              0
The Bradley Craig Spiegel 2000 Trust                                        0                0               0              0
The Brian Patrick Minehan 2001 Trust                                        0                0               0              0
The Caceres Novogratz Family Trust                                          0                0               0              0
The Carlos A. Cordeiro Trust                                                0                0               0              0
The Charlotte Steel 2000 Trust                                              0                0               0              0
The Charlotte Textor 2000 Trust                                             0                0               0              0
The Christopher A. Cole 2000 Annuity Trust I                                0                0               0              0
The Christopher A. Cole 2000 Family Trust                                   0                0               0              0
The Christopher A. Cole 2001 Annuity Trust I                                0                0               0              0
The Christopher A. Cole 2002 Annuity Trust I                                0                0               0              0
The Christopher K. Norton 2000 Family Trust                                 0                0               0              0
The Christopher Palmisano 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The Christopher Palmisano Remainder Trust                                   0                0               0              0
The Christopher Ryan Tortora 2000 Trust                                     0                0               0              0
The Cody J Smith 2000 Annuity Trust I                                       0                0               0              0
The Cody J Smith 2000 Family Trust                                          0                0               0              0
The Cody J Smith 2001 Annuity Trust I                                       0                0               0              0
The Cody J Smith 2002 Annuity Trust I                                       0                0               0              0
The Connie K. Duckworth 2000 Annuity Trust I                                0                0               0              0
The Connie K. Duckworth 2000 Family Trust                                   0                0               0              0
The Corzine Blind Trust                                                     0                0               0              0
The Daniel Alexander Schwartz 2000 Trust                                    0                0               0              0
The Daniel M. Neidich 2000 Annuity Trust I                                  0                0               0              0
The Daniel M. Neidich 2001 Annuity Trust I                                  0                0               0              0
The Daniel M. Neidich 2002 Annuity Trust I                                  0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                       ITEM 6            ITEM 7           ITEM 8            SOLE         SHARED
                                                      PLACE OF         SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                  ORGANIZATION (NEW     POWER OF         POWER OF         POWER OF      POWER OF
                   ITEM 1                            YORK UNLESS        UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)     SHARES           SHARES           SHARES        SHARES
         --------------------------             --------------------     ------           ------           ------        ------
The Daniel W. Stanton 2000 Annuity Trust I                                  0                0               0              0
The Daniel W. Stanton 2001 Annuity Trust I                                  0                0               0              0
The Daniel W. Stanton 2002 Annuity Trust I                                  0                0               0              0
The Daniel W. Stanton II 2000 Trust                                         0                0               0              0
The Danny O. Yee Trust                                                      0                0               0              0
The David B. Ford 2000 Annuity Trust DTD as
     of 6/16/2000                                   Pennsylvania            0                0               0              0
The David B. Ford 2001 Annuity Trust DTD as
     of 3/26/2001                                   Pennsylvania            0                0               0              0
The David B. Heller 2000 Annuity Trust I                                    0                0               0              0
The David B. Heller 2000 Family Trust                                       0                0               0              0
The David G. Lambert 2000 Annuity Trust I                                   0                0               0              0
The David G. Lambert 2000 Family Trust                                      0                0               0              0
The David G. Lambert 2001 Annuity Trust I                                   0                0               0              0
The David G. Lambert 2002 Annuity Trust I                                   0                0               0              0
The David L. Henle 2000 Annuity Trust I                                     0                0               0              0
The David L. Henle 2000 Family Trust                                        0                0               0              0
The David L. Henle 2001 Annuity Trust I                                     0                0               0              0
The David L. Henle 2002 Annuity Trust I                                     0                0               0              0
The David M. Baum Family 2000 Trust                  New Jersey             0                0               0              0
The David Viniar 2000 Annuity Trust I                                       0                0               0              0
The David Viniar 2001 Annuity Trust I                                       0                0               0              0
The David Viniar 2002 Annuity Trust I                                       0                0               0              0
The David W. Blood 2000 Annuity Trust I                                     0                0               0              0
The David W. Blood 2001 Annuity Trust I                                     0                0               0              0
The David W. Blood 2002 Annuity Trust I                                     0                0               0              0
The Donald F. Textor 2000 Annuity Trust I                                   0                0               0              0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Donald F. Textor 2001
   Annuity Trust I                                   0           0           0           0
The Donald F. Textor 2002
    Annuity Trust I                                  0           0           0           0
The Douglas W. Kimmelman Trust                       0           0           0           0
The E. Gerald Corrigan 2001
   Annuity Trust I                                   0           0           0           0
The E. Gerald Corrigan 2002
    Annuity Trust I                                  0           0           0           0
The Eaddy Adele Kiernan 2000
    Trust                                            0           0           0           0
The Edward C. Forst 2000
   Annuity Trust I                                   0           0           0           0
The Edward C. Forst 2000
   Family Trust                                      0           0           0           0
The Edward C. Forst 2001
   Annuity Trust I                                   0           0           0           0
The Edward C. Forst 2002
    Annuity Trust I                                  0           0           0           0
The Edward Scott Mead 2000
   Annuity Trust I                                   0           0           0           0
The Edward Scott Mead 2001
   Annuity Trust I                                   0           0           0           0
The Edward Scott Mead 2001
   Trust                                             0           0           0           0
The Edward Scott Mead 2002
    Annuity Trust I                                  0           0           0           0
The Edward Spiegel 2002
    Annuity Trust I                                  0           0           0           0
Eff Warren Martin 2000
   Children's Trust                California        0           0           0           0
Eff Warren Martin 2000 Grantor
   Retained Annuity Trust          California        0           0           0           0
Eff Warren Martin 2001 Grantor
   Retained Annuity Trust          California        0           0           0           0
The Elana Brooke Spiegel 2000
    Trust                                            0           0           0           0
The Elizabeth Anne Corrigan
   2000 Trust                                        0           0           0           0
The Elizabeth H. Coulson 2000
   Trust                                             0           0           0           0
The Elizabeth L. Heller 2000
   Trust                                             0           0           0           0
The Elizabeth Lin Mead 2000
   Trust                                             0           0           0           0
The Elizabeth M. Stanton 2000
   Trust                                             0           0           0           0
The Elizabeth Steel 2000 Trust                       0           0           0           0
The Ellie Dorit Neustein 2000
   Trust                                             0           0           0           0
The Emily Austen Katz 2000
   Trust                                             0           0           0           0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Emily Stecher 2000 Trust                         0           0           0           0
The Emma M.L. Mead 2000 Trust                        0           0           0           0
The Eric Fithian 2000 Trust(17)                      0           0           0           0
The Erin Marie Tormondsen 2000
   Trust                                             0           0           0           0
The Esta Eiger Stecher 2000
   Annuity Trust I                                   0           0           0           0
The Esta Eiger Stecher 2001
   Annuity Trust I                                   0           0           0           0
The Esta Eiger Stecher 2002
    Annuity Trust I                                  0           0           0           0
The Evans Trust(18)                                  0           0           0           0
The Francis J. Ingrassia 2000
   Annuity Trust I                                   0           0           0           0
The Francis J. Ingrassia 2000
   Family Trust                                      0           0           0           0
The Francis J. Ingrassia 2001
   Annuity Trust I                                   0           0           0           0
The Francis J. Ingrassia 2002
    Annuity Trust I                                  0           0           0           0
The Frank L. Coulson III 2000
    Trust                                            0           0           0           0
The Fredric E. Steck 2000
   Annuity Trust I                                   0           0           0           0
The Fredric E. Steck 2000
   Family Trust                                      0           0           0           0
The Fredric E. Steck 2001
   Annuity Trust I                                   0           0           0           0
The Fredric E. Steck 2002
    Annuity Trust I                                  0           0           0           0
Gary D. Cohn 2000 Family Trust                       0           0           0           0
Gary D. Cohn 2000 GRAT                               0           0           0           0
The Gary Tolchin 2001 Family
   Trust                           New Jersey        0           0           0           0
The Gary Tolchin 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0           0
The Gary Tolchin 2002 Grantor
    Retained Annuity Trust                           0           0           0           0
The Gary W. Williams 2001 Trust                      0           0           0           0
The Gene Tiger Sykes 2001
   Annuity Trust I                                   0           0           0           0
The Gene Tiger Sykes 2001
   Family Trust                                      0           0           0           0
The Gene Tiger Sykes 2002
    Annuity Trust I                                  0           0           0           0
The Geoffrey T. Grant 2000
   Family Trust                                      0           0           0           0

------------------------
(17)    Created by David A. Viniar.
(18)    Created by W. Mark Evans.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The George H. Walker 2000
   Annuity Trust I                                   0           0           0           0
The George H. Walker 2000
   Family Trust                                      0           0           0           0
The George H. Walker 2001
   Annuity Trust I                                   0           0           0           0
The George H. Walker 2002
    Annuity Trust I                                  0           0           0           0
The George W. Wellde, Jr. 2000
   Annuity Trust I                                   0           0           0           0
The George W. Wellde, Jr. 2001
   Annuity Trust I                                   0           0           0           0
The George W. Wellde, Jr. 2002
    Annuity Trust I                                  0           0           0           0
The George William Wellde III
    2000 Trust                                       0           0           0           0
Ghez 2000 GRAT                                       0           0           0           0
Ghez 2000 Non-GST-Exempt Trust                       0           0           0           0
The Girish V. Reddy 2001 Trust                       0           0           0           0
The Girish V. Reddy Trust                            0           0           0           0
The Goldenberg 2000 Annuity
   Trust I                                           0           0           0           0
The Goldenberg 2000 Family
   Trust                                             0           0           0           0
The Greg M. Ostroff 2000
   Annuity Trust I                                   0           0           0           0
The Greg M. Ostroff 2000
   Family Trust                                      0           0           0           0
The Greg M. Ostroff 2001
   Annuity Trust I                                   0           0           0           0
The Gregory D. Cohen 2000 Trust                      0           0           0           0
The Gregory H. Zehner 2000
   Annuity Trust I                                   0           0           0           0
The Gregory H. Zehner 2000
   Family Trust                                      0           0           0           0
The Gregory K. Palm 2000
   Annuity Trust I                                   0           0           0           0
The Gregory K. Palm 2000
   Family Trust                                      0           0           0           0
The Gregory K. Palm 2001
   Annuity Trust I                                   0           0           0           0
The Gregory K. Palm 2002
    Annuity Trust I                                  0           0           0           0
The Guapulo Trust(19)                Jersey          0           0           0           0
The Harvey Silverman 2001
   Family Trust                                      0           0           0           0

------------------------
(19)    Created by Erland S. Karlsson.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Harvey Silverman 2001
   Grantor Retained Annuity
   Trust                                             0           0           0           0
The Howard A. Silverstein 2000
   Annuity Trust I                                   0           0           0           0
The Howard A. Silverstein 2000
   Family Trust                                      0           0           0           0
The Howard A. Silverstein 2001
   Annuity Trust I                                   0           0           0           0
The Howard A. Silverstein 2002
    Annuity Trust I                                  0           0           0           0
The Howard B. Schiller 2000
   Annuity Trust I                                   0           0           0           0
The Howard B. Schiller 2001
   Annuity Trust I                                   0           0           0           0
The Isabelle M.L. Mead 2000
   Trust                                             0           0           0           0
The J. David Rogers 2000
   Annuity Trust I                                   0           0           0           0
The J. David Rogers 2001
   Annuity Trust I                                   0           0           0           0
The J. David Rogers 2002
    Annuity Trust I                                  0           0           0           0
The James Alexander Mead 2000
   Trust                                             0           0           0           0
The James M. Sheridan Shares
    Trust                                            0           0           0           0
The James M. Sheridan Trust                          0           0           0           0
The James Nicholas Katz 2000
    Trust                                            0           0           0           0
James P. Riley, Jr. 2000
   Family Trust                                      0           0           0           0
James P. Riley, Jr. 2000 GRAT                        0           0           0           0
James P. Riley, Jr. 2001 GRAT                        0           0           0           0
The James P. Riley, Jr. 2002
    Family GST Trust                                 0           0           0           0
The Jason Kraus 2000 Trust             UK            0           0           0           0
The Jason William Tortora 2000
   Trust                                             0           0           0           0
The Jeffrey D. Witten 2000
    Trust                                            0           0           0           0
The Jennifer Lauren Alper 2000
    Trust                                            0           0           0           0
JG 2000 Trust(20)                                    0           0           0           0
JG 2000 Trust (continuing
   trust)(22)                                        0           0           0           0
JG 2001 GRAT(22)                                     0           0           0           0
JG 2002 GRAT(22)                                     0           0           0           0
The John A. Thain Trust                              0           0           0           0

------------------------
(20)    Created by Jacob D. Goldfield.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The John J. Powers 2000 Family
    Trust                                            0           0           0           0
The John L. Townsend, III 2000
   Annuity Trust I                                   0           0           0           0
The John L. Townsend, III 2001
   Annuity Trust I                                   0           0           0           0
The John O. Downing 2000
   Annuity Trust I                                   0           0           0           0
The John O. Downing 2000
   Family Trust                                      0           0           0           0
The John O. Downing 2001
   Annuity Trust I                                   0           0           0           0
The John O. Downing 2002
    Annuity Trust I                                  0           0           0           0
The John P. Curtin, Jr. 2000
   Annuity Trust I                                   0           0           0           0
The John P. Curtin, Jr. 2000
   Family Trust                                      0           0           0           0
The John P. Curtin, Jr. 2001
   Annuity Trust I                                   0           0           0           0
The John R. Tormondsen 2000
   Annuity Trust I                                   0           0           0           0
The John R. Tormondsen 2002
    Annuity Trust I                                  0           0           0           0
The John R. Tormondsen, Jr.
   2000 Trust                                        0           0           0           0
The John S. Weinberg 2000
   Annuity Trust I                                   0           0           0           0
The John S. Weinberg 2000
   Family Trust                                      0           0           0           0
The John S. Weinberg 2001
   Annuity Trust I                                   0           0           0           0
The John S. Weinberg 2002
    Annuity Trust I                                  0           0           0           0
The Jonathan G. Neidich 2000
   Trust                                             0           0           0           0
The Jonathan L. Cohen 2002
    Annuity Trust I                                  0           0           0           0
The Jonathan M. Lopatin 2000
   Annuity Trust I                                   0           0           0           0
The Jonathan M. Lopatin 2001
   Annuity Trust I                                   0           0           0           0
The Jonathan M. Lopatin 2002
   Annuity Trust I                                   0           0           0           0
The Jordan Viniar 2000 Trust                         0           0           0           0
The Joseph Della Rosa 2000
   Annuity Trust I                                   0           0           0           0
The Joseph Della Rosa 2000
   Family Trust                                      0           0           0           0
The Joseph Della Rosa 2001

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
   Annuity Trust I                                   0           0           0           0
The Joseph Della Rosa 2002
    Annuity Trust I                                  0           0           0           0
The Joseph H. Gleberman 2000
   Annuity Trust I                                   0           0           0           0
The Joseph H. Gleberman 2000
   Family Trust                                      0           0           0           0
The Joseph H. Gleberman 2001
   Annuity Trust I                                   0           0           0           0
The Karen Barlow Corrigan 2000
   Trust                                             0           0           0           0
The Karen Rebecca Alper 2000
    Trust                                            0           0           0           0
The Karsten Moller & Barbara
   Kahn-Moller Trust                 Jersey          0           0           0           0
The Katherine A. M. Stanton
    2000 Trust                                       0           0           0           0
The Katheryn C. Coulson 2000
    Trust                                            0           0           0           0
The Kathryn Margaret Wellde
   2000 Trust                                        0           0           0           0
The Kelsey Fithian 2000 Trust(21)                    0           0           0           0
The Kenneth Litzenberger 2000
   Grantor Retained Annuity
   Trust                                             0           0           0           0
The Kenneth Litzenberger
   Remainder Trust                                   0           0           0           0
The Kevin W. Kennedy 2000
   Annuity Trust I                                   0           0           0           0
The Kevin W. Kennedy 2000
   Family Trust                                      0           0           0           0
The Kevin W. Kennedy 2001
   Annuity Trust I                                   0           0           0           0
The Kevin W. Kennedy 2001
   Siblings Trust                                    0           0           0           0
The Kevin W. Kennedy 2002
    Annuity Trust I                                  0           0           0           0
The Kevin W. Kennedy 2002
    Annuity Trust II                                 0           0           0           0
The Kimberly Lynn Macaione
   2000 Trust                                        0           0           0           0
The Kimberly R. Textor 2000
    Trust                                            0           0           0           0
The Kipp M. Nelson Trust                             0           0           0           0
The Kuala Trust(22)                  Jersey          0           0           0           0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                       0           0           0           0

------------------------
(21)    Created by David A. Viniar.
(22)    Created by Sylvain M. Hefes.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Lawrence R. Buchalter 2000
   Annuity Trust I                                   0           0           0           0
The Lawrence R. Buchalter 2000
    Family Trust                                     0           0           0           0
The Lawrence R. Buchalter 2001
   Annuity Trust I                                   0           0           0           0
Lawrence R. Buchalter 2002
   Annuity Trust I                                   0           0           0           0
The Lee G. Vance 2000 Annuity
   Trust I                                           0           0           0           0
The Lee G. Vance 2000 Family
   Trust                                             0           0           0           0
The Lee G. Vance 2001 Annuity
   Trust I                                           0           0           0           0
The Lee G. Vance 2002 Annuity
    Trust I                                          0           0           0           0
The Leslie C. Tortora 2000
   Annuity Trust I                                   0           0           0           0
The Leslie C. Tortora 2001
   Annuity Trust I                                   0           0           0           0
The Leslie C. Tortora 2002
    Annuity Trust I                                  0           0           0           0
Lloyd C. Blankfein 2000 Family
   Trust                                             0           0           0           0
Lloyd C. Blankfein 2000 GRAT                         0           0           0           0
The Lloyd C. Blankfein 2001
   Annuity Trust I                                   0           0           0           0
The Louise Rice Townsend 2000
   Trust                                             0           0           0           0
M. Roch Hillenbrand Trust
   f/b/o C. Justin Hillenbrand     New Jersey        0           0           0           0
M. Roch Hillenbrand Trust
   f/b/o Molly D. Hillenbrand      New Jersey        0           0           0           0
The Mallory G. Neidich 2000
   Trust                                             0           0           0           0
The Marc A. Spilker 2000
    Family Trust                                     0           0           0           0
The Mark A. Zurack 2000
   Annuity Trust I                                   0           0           0           0
The Mark A. Zurack 2000 Family
   Trust                                             0           0           0           0
The Mark A. Zurack 2000 Issue
   Trust                                             0           0           0           0
The Mark A. Zurack 2001
   Annuity Trust I                                   0           0           0           0
The Mark A. Zurack 2002
    Annuity Trust I                                  0           0           0           0
Mark Dehnert Living Trust           Illinois         0           0           0           0
The Mark Schwartz 2000 Annuity
   Trust I                                           0           0           0           0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Mark Schwartz 2001 Annuity
   Trust I                                           0           0           0           0
The Mark Tercek 2000 Annuity
   Trust I                                           0           0           0           0
The Mark Tercek 2000 Family
   Trust                                             0           0           0           0
The Mark Tercek 2001 Annuity
   Trust I                                           0           0           0           0
The Mark Tercek 2002 Annuity
    Trust I                                          0           0           0           0
Marks 2000                                           0           0           0           0
Marks 2000 (continuing trust)                        0           0           0           0
The Mary Agnes Reilly Kiernan
   2000 Trust                                        0           0           0           0
The Mary Ann Casati Trust                            0           0           0           0
The Matthew D. Rogers 2000
   Trust                                             0           0           0           0
The Maya Bettina Linden 2000
    Trust                                            0           0           0           0
Melissa Jane Minehan 2001
   Trust(23)                                         0           0           0           0
The Melissa Jane Minehan 2001
    Trust(25)                                        0           0           0           0
The Merritt Moore Townsend
   2000 Trust                                        0           0           0           0
The Mesdag Family Trust             Delaware         0           0           0           0
The Michael A. Price 2000
   Annuity Trust I                                   0           0           0           0
The Michael A. Price 2000
   Family Trust                                      0           0           0           0
The Michael D. Ryan 2000
   Annuity Trust I                                   0           0           0           0
The Michael D. Ryan 2000
   Family Trust                                      0           0           0           0
The Michael D. Ryan 2001
   Annuity Trust I                                   0           0           0           0
The Michael J. Zamkow 2000
   Annuity Trust I                                   0           0           0           0
The Michael J. Zamkow 2000
   Family Trust                                      0           0           0           0
The Michael J. Zamkow 2001
   Annuity Trust I                                   0           0           0           0
The Michael J. Zamkow 2001
   Trust                                             0           0           0           0
The Michael J. Zamkow 2002
    Annuity Trust I                                  0           0           0           0
The Michael Stecher 2000 Trust                       0           0           0           0
The Milton R. Berlinski 2000
   Annuity Trust I                                   0           0           0           0

------------------------
(23)    Created by E. Gerald Corrigan.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Milton R. Berlinski 2001
   Annuity Trust I                                   0           0           0           0
The Milton R. Berlinski 2002
    Annuity Trust I                                  0           0           0           0
The Mossavar-Rahmani 2000
   Annuity Trust I                                   0           0           0           0
The Mossavar-Rahmani 2000
   Family Trust                                      0           0           0           0
Murphy 2000(24)                                      0           0           0           0
Murphy 2000 (continuing
   trust)(26)                                        0           0           0           0
Murphy 2001 GRAT(26)                                 0           0           0           0
The Natalie Cailyn Rogers 2000
   Trust                                             0           0           0           0
The Nicole Schiller 2000 Trust                       0           0           0           0
The Patrick J. Ward 2001 Trust                       0           0           0           0
The Patrick Scire 2001 Family
   Trust                           New Jersey        0           0           0           0
The Patrick Scire 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0           0
The Peter C. Gerhard 2000
   Annuity Trust I                                   0           0           0           0
The Peter C. Gerhard 2000
   Family Trust                                      0           0           0           0
The Peter C. Gerhard 2001
   Annuity Trust I                                   0           0           0           0
The Peter C. Gerhard 2002
    Annuity Trust I                                  0           0           0           0
The Peter D. Kiernan, III 2000
   Annuity Trust I                                   0           0           0           0
The Peter D. Kiernan, III 2001
   Annuity Trust I                                   0           0           0           0
The Peter D. Kiernan, III 2002
    Annuity Trust I                                  0           0           0           0
The Peter Kiernan IV 2000 Trust                      0           0           0           0
The Peter S. Kraus 2000
   Annuity Trust I                                   0           0           0           0
The Peter S. Kraus 2001
   Annuity Trust I                                   0           0           0           0
The Peter S. Kraus 2002
    Annuity Trust I                                  0           0           0           0
The Philip D. Murphy 2000
   Annuity Trust I                                   0           0           0           0
The Philip D. Murphy 2000
    Family Trust                                     0           0           0           0
The Philip D. Murphy 2001
   Annuity Trust I                                   0           0           0           0
The Philip Darivoff 2000
   Annuity Trust I                                   0           0           0           0

------------------------
(24)    Created by Thomas S. Murphy, Jr.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Philip Darivoff 2001
   Annuity Trust I                                   0           0           0           0
The Philip Darivoff 2002
    Annuity Trust I                                  0           0           0           0
The Philip Darivoff 2002
    Family Trust                                     0           0           0           0
The Rachel M. Darivoff 2000
   Trust                                             0           0           0           0
The Ralph F. Rosenberg 2000
   Annuity Trust I                                   0           0           0           0
The Ralph F. Rosenberg 2000
    Family Trust                                     0           0           0           0
The Ralph F. Rosenberg 2001
   Annuity Trust I                                   0           0           0           0
The Ralph F. Rosenberg 2002
    Annuity Trust I                                  0           0           0           0
Randal M. Fippinger-Millennium
   Trust                                             0           0           0           0
The Randolph L. Cowen 2000
   Family Trust                                      0           0           0           0
Rayas Trust(25)                      Jersey          0           0           0           0
The Rebecca Viniar 2000 Trust                        0           0           0           0
The Richard A. Friedman 2000
   Annuity Trust I                                   0           0           0           0
The Richard A. Friedman 2000
   Family Trust                                      0           0           0           0
The Richard A. Sapp 2000
   Annuity Trust I                                   0           0           0           0
The Richard A. Sapp 2000
   Family Trust                                      0           0           0           0
The Richard A. Sapp 2001
   Annuity Trust I                                   0           0           0           0
The Richard E. Witten 2000
   Annuity Trust I                                   0           0           0           0
The Richard E. Witten 2001
   Annuity Trust I                                   0           0           0           0
The Richard E. Witten 2002
    Annuity Trust I                                  0           0           0           0
The Richard G. Sherlund 2000
   Annuity Trust I                                   0           0           0           0
The Richard G. Sherlund 2001
   Annuity Trust I                                   0           0           0           0
The Richard Hogan 2001 Family
   Trust                                             0           0           0           0
The Richard Hogan 2001 Grantor
   Retained Annuity Trust                            0           0           0           0
Robert A. Fippinger, Jr.
   Millennium Trust                                  0           0           0           0

------------------------
(25)    Created by Emmanuel Roman.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Robert B. Litterman 2000
   Annuity Trust I                                   0           0           0           0
The Robert B. Litterman 2000
   Family Trust                                      0           0           0           0
The Robert B. Litterman 2001
   Annuity Trust I                                   0           0           0           0
The Robert B. Litterman 2002
    Annuity Trust I                                  0           0           0           0
The Robert B. Morris III 2000
   Annuity Trust I                                   0           0           0           0
The Robert B. Morris III 2000
   Family Trust                                      0           0           0           0
The Robert B. Morris III 2001
   Annuity Trust I                                   0           0           0           0
The Robert B. Morris III 2002
    Annuity Trust I                                  0           0           0           0
The Robert J. Hurst 2000
   Annuity Trust I                                   0           0           0           0
The Robert J. Hurst 2000
   Family Trust                                      0           0           0           0
The Robert J. Hurst 2001
   Annuity Trust I                                   0           0           0           0
The Robert J. Hurst 2002
    Annuity Trust I                                  0           0           0           0
The Robert J. Katz 2000
   Annuity Trust I                                   0           0           0           0
The Robert J. Katz 2001
   Annuity Trust I                                   0           0           0           0
The Robert J. Katz 2002
    Annuity Trust I                                  0           0           0           0
The Robert J. O'Shea 2000
   Annuity Trust I                                   0           0           0           0
The Robert J. O'Shea 2000
   Family Trust                                      0           0           0           0
The Robert J. O'Shea 2001
   Annuity Trust I                                   0           0           0           0
The Robert J. O'Shea 2002
    Annuity Trust I                                  0           0           0           0
The Robert J. Pace 2000
   Annuity Trust I                                   0           0           0           0
The Robert J. Pace 2000 Family
   Trust                                             0           0           0           0
The Robert J. Pace 2001
   Annuity Trust I                                   0           0           0           0
The Robert K. Steel 2000
   Annuity Trust I                                   0           0           0           0
The Robert K. Steel 2001
   Annuity Trust I                                   0           0           0           0
The Robert K. Steel 2002
    Annuity Trust I                                  0           0           0           0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Robert Luckow 2001 Family
    Trust                                            0           0           0           0
The Robert Luckow 2002 Grantor
    Retained Annuity Trust                           0           0           0           0
The Robin Neustein 2000
   Annuity Trust I                                   0           0           0           0
The Robin Neustein 2001
   Annuity Trust I                                   0           0           0           0
The Samantha Schiller 2000
   Trust                                             0           0           0           0
The Sarah B. Lopatin 2000 Trust                      0           0           0           0
The Sarah Delacy Kiernan 2000
   Trust                                             0           0           0           0
The Sarah M. Darivoff 2000
   Trust                                             0           0           0           0
The Sarah Rose Berlinski 2000
   Trust                                             0           0           0           0
The Scott B. Kapnick 2000
   Annuity Trust I                                   0           0           0           0
The Scott B. Kapnick 2000
   Family Trust                                      0           0           0           0
The Scott B. Kapnick 2001
   Annuity Trust I                                   0           0           0           0
Scott M. Pinkus 2000 Family
   Trust                           New Jersey        0           0           0           0
Scott M. Pinkus 2000 GRAT          New Jersey        0           0           0           0
The Scott S. Prince Trust                            0           0           0           0
The Sharmin Mossavar-Rahmani
   2001 Annuity Trust I                              0           0           0           0
The Stephen M. Neidich 2000
   Trust                                             0           0           0           0
The Steven J. Wisch 2001
   Annuity Trust I                                   0           0           0           0
The Steven J. Wisch 2001
    Family Trust                                     0           0           0           0
The Steven J. Wisch 2002
    Annuity Trust I                                  0           0           0           0
The Steven M. Heller, Jr. 2000
   Trust                                             0           0           0           0
The Steven Starker 2001 Family
   Trust                                             0           0           0           0
The Steven Starker 2001
   Grantor Retained Annuity
   Trust                                             0           0           0           0
The Steven Starker 2002
    Grantor Retained Annuity
    Trust                                            0           0           0           0
The Steven T. Mnuchin 2000
   Annuity Trust I                                   0           0           0           0
The Steven T. Mnuchin 2000
   Family Trust                                      0           0           0           0
The Steven T. Mnuchin 2001
   Annuity Trust I                                   0           0           0           0
The Stuart Mark Rothenberg
   2000 Annuity Trust I                              0           0           0           0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The Stuart Mark Rothenberg
   2000 Family Trust                                 0           0           0           0
The Stuart Mark Rothenberg
   2001 Annuity Trust I                              0           0           0           0
The Stuart Mark Rothenberg
    2002 Annuity Trust I                             0           0           0           0
The Stuart Sternberg 2001
   Family Trust                                      0           0           0           0
The Stuart Sternberg 2001
   Grantor Retained Annuity
   Trust                                             0           0           0           0
The Suzanne E. Cohen 2000 Trust                      0           0           0           0
The Terence M. O' Toole 2000
   Annuity Trust I                                   0           0           0           0
The Terence M. O' Toole 2000
   Family Trust                                      0           0           0           0
The Terence M. O' Toole 2001
   Annuity Trust I                                   0           0           0           0
The Tess Augusta Linden 2000
   Trust                                             0           0           0           0
The Thomas J. Healey 2001
   Annuity Trust                   New Jersey        0           0           0           0
The Thomas K. Montag 2000
   Annuity Trust I                                   0           0           0           0
The Thomas K. Montag 2000
   Family Trust                                      0           0           0           0
The Thomas K. Montag 2001
   Annuity Trust I                                   0           0           0           0
The Tracy Richard Wolstencroft
   2000 Annuity Trust I                              0           0           0           0
The Tracy Richard Wolstencroft
   2000 Family Trust                                 0           0           0           0
The Tracy Richard Wolstencroft
   2001 Annuity Trust I                              0           0           0           0
Trust for the benefit of David
   Ford, Jr. under Indenture
   of Trust B of David B. Ford
   dated 6/16/00                  Pennsylvania       0           0           0           0
Trust for the benefit of Jamie
   Ford under Indenture of
   Trust B of David B. Ford
   dated as of 6/16/00            Pennsylvania       0           0           0           0
Trust for the benefit of Megan
   H. Hagerty u/a DTD 3/26/01(26)  New Jersey        0           0           0           0
Trust for the benefit of
   Thomas Jeremiah Healey u/a
   DTD 3/26/01                     New Jersey        0           0           0           0
Trust u/w James Kellogg III        New Jersey        0           0           0           0
The Unicorn Trust(27)                  UK            0           0           0           0
Vyrona Trust(28)                     Jersey          0           0           0           0

------------------------
(26)    Created by Thomas J. Healey.
(27)    Created by Wiet H.M. Pot.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
The William C. Sherlund 2000
   Trust                                             0           0           0           0
The William Keith Litzenberger
   2000 Grantor Retained
   Annuity Trust                                     0           0           0           0
The William Keith Litzenberger
   Remainder Trust                                   0           0           0           0
The Zachariah Cobrinik 2000
   Annuity Trust I                                   0           0           0           0
Zachariah Cobrinik 2001
   Annuity Trust I                                   0           0           0           0
Zachariah Cobrinik 2001 Family
   Trust                                             0           0           0           0
The Zachariah Cobrinik Family
   2000 Trust                                        0           0           0           0

PARTNERSHIPS

ALS Investment Partners, L.P.(29)   Delaware         0           0           0           0
Beech Associates, L.P.(30)          Delaware         0           0           0           0
Bermuda Partners, L.P.(31)          Delaware         0           0           0           0
Crestley, L.P.(32)                  Delaware         0           0           0           0
EPG Associates, L.P.(33)                             0           0           0           0
Greenley Partners, L.P.(34)         Delaware         0           0           0           0
Harris Capital Partners,
   Limited Partnership              Delaware         0           0           0           0
HEMPA Limited Partnership(35)       Delaware         0           0           0           0
JSS Investment Partners, L.P.(36)   Delaware         0           0           0           0
The Litzenberger Family
   Limited Partnership              Delaware         0           0           0           0
Mesdag Family Limited
   Partnership                      Delaware         0           0           0           0
Mijen Family Partnership(37)        Illinois         0           0           0           0
Opatrny Investment Partners,
   L.P.                             Delaware         0           0           0           0
Rantz GS Investment Partners,
   L.P.                             Delaware         0           0           0           0
The Rizner Family Limited
   Partnership                      Illinois         0           0           0           0
Savitz Investment Partners,
   L.P.                             Delaware         0           0           0           0
Silverman Partners, L.P.            Delaware         0           0           0           0

------------------------
(28)    Created by Sylvain M. Hefes.
(29)    Created by Charles B. Seelig, Jr.
(30)    Created by David B. Ford.
(31)    Created by Peter R. Kellogg.
(32)    Created by Thomas J. Healey.
(33)    Created by Edward S. Gutman.
(34)    Created by Jaime E. Yordan.
(35)    Created by Henry M. Paulson, Jr.
(36)    Created by Jonathan S. Savitz.
(37)    Created by Peter Layton.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9      ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE       SHARED
                                   (NEW YORK      VOTING      VOTING    DISPOSITIVE  DISPOSITIVE
                                     UNLESS      POWER OF    POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES      SHARES     SHARES       SHARES
--------------------------------  ------------   ---------   ---------  -----------  -----------
Stone Gate GS Partners, L.P.(38)    Delaware         0           0           0           0
Trott GS Investment Partners,
   L.P.                             Delaware         0           0           0           0
Tuft GS Investment Partners,
   L.P.                             Delaware         0           0           0           0
Ward Investment Partners, L.P.      Delaware         0           0           0           0
Windy Hill Investment Company
   II, L.P.(39)                     Delaware         0           0           0           0
Winkelried Investment
   Partners, L.P.                   Delaware         0           0           0           0

LIMITED LIABILITY COMPANIES

The Gary Tolchin Family LLC         Delaware         0           0           0           0
The James Coufos Family LLC         Delaware         0           0           0           0
The Lawrence Cohen Family LLC       Delaware         0           0           0           0
The Patrick Scire Family LLC        Delaware         0           0           0           0
The Rebecca Amitai Family LLC       Delaware         0           0           0           0
The Richard Hogan Family LLC        Delaware         0           0           0           0
The Steven Starker Family LLC       Delaware         0           0           0           0
The Stuart Sternberg Family LLC     Delaware         0           0           0           0
The Thomas Gravina Family LLC       Delaware         0           0           0           0
The Todd Christie Family LLC        Delaware         0           0           0           0

CORPORATIONS

Anahue Limited(40)                   Jersey          0           0           0           0
Chambolle Limited(41)                Jersey          0           0           0           0
Guapulo Holdings Limited(42)         Jersey          0           0           0           0
HJS2 Limited(43)                 Cayman Islands      0           0           0           0
IAT Reinsurance Syndicate
   Ltd.(44)                         Bermuda          0           0           0           0
Majix Limited(45)                    Jersey          0           0           0           0
Melalula Limited(46)                 Jersey          0           0           0           0
RJG Holding Company(47)          Cayman Islands      0           0           0           0
Robinelli Limited(48)                Jersey          0           0           0           0
Vyrona Holdings Limited(49)          Jersey          0           0           0           0
Zurrah Limited(50)                   Jersey          0           0           0           0

------------------------
(38)    Created by Connie K. Duckworth.
(39)    Created by Joseph D. Gutman.
(40)    Created by Andrew A. Chisholm.
(41)    Created by Emmanuel Roman.
(42)    Created by Erland S. Karlsson.
(43)    Created by Hsueh J. Sung.
(44)    Created by Peter R. Kellogg.
(45)    Created by Alok Oberoi.
(46)    Created by Peter D. Sutherland.
(47)    Created by Richard J. Gnodde.
(48)    Created by Claudio Costamagna.
(49)    Created by Sylvain M. Hefes.
(50)    Created by Yoel Zaoui.

      This Amendment No. 27 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 27 is being filed primarily because, on June 17, 2002, the board of directors of The Goldman Sachs Group, Inc. (together with its subsidiaries and affiliates, "GS Inc.") and, in the case of the PMDs (as defined in Item 3 below), the Shareholders' Committee (as defined in Item 6 below) approved the sale of shares of Common Stock (as defined in Item 1 below) through the Channel A and Channel B Sales Programs (as defined in Item 4 below).

ITEM 1. SECURITY AND ISSUER

      This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of GS Inc., a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

      (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

      Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands;
(iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

      (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC and the former members (the "Jacobson Covered Persons" and, together with the Hull Covered Persons and the SLK Covered Persons, the "Acquisition Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC or Jacobson, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee

Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

      Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

      The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull or Jacobson or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

      The board of directors of GS Inc. and, in the case of the PMDs, the Shareholders' Committee have approved sales by the PMDs and certain Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs are expected to commence on or around June 21, 2002 and to terminate on or around July 19, 2002.

      The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 14,811,949 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain Covered Persons may decide to participate in the Channel A Sales Program pursuant to sales plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

      The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 18,474,844 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

      Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

      Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

      (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

      (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

      (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

      (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

      Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

      The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC or Jacobson, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

      Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

      The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC and Jacobson, as applicable. Under these restrictions, each such PMD and Acquisition Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002 and will lapse as to the remaining Covered Shares beneficially owned by the PMDs and Acquisition Covered Persons in equal installments on each of May 8, 2003 and May 8, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

      Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

      On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

      The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 3,684,204 Covered Shares by certain Covered Persons under the Channel A Sales Programs described in Item 4 and up to an aggregate of 9,823,757 Covered Shares by certain Covered Persons under the Channel B Sales Programs described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

      In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

      In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

      Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

      The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

      The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

      Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

      The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

      Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate

Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

      One or more Covered Persons have pledged in the aggregate 735,321 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

      In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

      GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

      In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

  Exhibit                               Description
  -------                               -----------
     A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
              (File No. 005-56295) (the "Initial Schedule 13D")).

     B.       Form of Agreement Relating to Noncompetition and Other Covenants
              (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
              Sachs Group, Inc.).

     C.       Form of Pledge Agreement (the "IPO Pledge Agreement")
              (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
              Sachs Group, Inc.).

     D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
              Exhibit E), dated July 10, 2000 (incorporated by reference to
              Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
              July 11, 2000 (File No. 005-56295)).

     E.       Registration Rights Instrument, dated as of December 10, 1999
              (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
              005-56295)).

     F.       Supplemental Registration Rights Instrument, dated as of December
              10, 1999 (incorporated by reference to Exhibit H to Amendment No.
              1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
              005-56295)).

     G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
              (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
              (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
              13D, filed June 30, 2000 (File No. 005-56295)).

     J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
              corporations (incorporated by reference to Exhibit L to Amendment
              No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
              005-56295)).

     K.       Form of Counterpart to Shareholders' Agreement for non-U.S.
              trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
              005-56295)).

     L.       Form of Guarantee and Pledge Agreement for non-U.S. corporations
              (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     M.       Form of Pledge Agreement for shareholders of non-U.S.
              corporations (incorporated by reference to Exhibit O to Amendment
              No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
              005-56295)).

  Exhibit                               Description
  -------                               -----------
     N.       Form of Pledge Agreement for shareholders of non-U.S.
              corporations (Jersey version) (incorporated by reference to
              Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
              June 30, 2000 (File No. 005-56295)).

     O.       Form of Counterpart to Shareholders' Agreement for Transferee
              Covered Persons (incorporated by reference to Exhibit Q to
              Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
              (File No. 005-56295)).

     P.       Supplemental Registration Rights Instrument, dated as of June 19,
              2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
              005-56295)).

     Q.       Power of Attorney (incorporated by reference to Exhibit X to
              Amendment No. 14 to the Initial Schedule 13D, filed March 29,
              2001 (File No. 005-56295)).

     R.       Form of Amended and Restated Member Agreement, dated as of
              September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
              Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

     S.       Form of Pledge Agreement, dated as of October 31, 2000, between
              GS Inc. and each SLK Covered Person (incorporated by reference to
              Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
              November 3, 2000 (File No. 005-56295)).

     T.       Supplemental Registration Rights Instrument, dated as of December
              21, 2000 (incorporated by reference to Exhibit AA to Amendment
              No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File
              No. 005-56295)).

     U.       Form of Member Agreement, dated as of January 26, 2001, between
              GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
              Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

     V.       Form of Pledge Agreement, dated as of March 19, 2001, between GS
              Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

     W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
              Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

     X.       Form of Pledge Agreement for beneficiaries of trusts
              (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
              005-56295)).

     Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
              Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

     Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
              Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

     AA.      Supplemental Registration Rights Instrument, dated as of December
              21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)

  Exhibit                               Description
  -------                               -----------
     BB.      Form of Power of Attorney executed by Covered Persons
              participating in the Channel A Sales Program.

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


------------------------------------------------------------------------------------------------------------------------
                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
                                                          PRESENT            LAWS WITHIN THE       GOLDMAN SACHS
  NAME            CITIZENSHIP    BUSINESS ADDRESS       EMPLOYMENT           LAST FIVE YEARS        GROUP, INC.
------------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
------------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
------------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
------------------------------------------------------------------------------------------------------------------------
John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda
------------------------------------------------------------------------------------------------------------------------
Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.
------------------------------------------------------------------------------------------------------------------------
Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda
------------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B



ITEMS 2(D)
  AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C


ITEM 4.   PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On or about June 21, 2002, 8,245,152 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 8,221,901 shares of Common Stock will vest and become exercisable, with the underlying shares to be delivered upon the exercise of the relevant stock options. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C).  DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY
            THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D



The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

  COVERED PERSON                     TRANSACTION DATE        NUMBER OF SHARES      PRICE PER SHARE
--------------------------------------------------------------------------------------------------
  Thomas J. McAdam                     May 15, 2002                   1                  $79.46
--------------------------------------------------------------------------------------------------
  Edward R. Wilkinson                  May 15, 2002                   1                   79.46
--------------------------------------------------------------------------------------------------
  Thomas J. McAdam                     May 31, 2002                   1                   75.45
--------------------------------------------------------------------------------------------------
  Edward R. Wilkinson                  May 31, 2002                   1                   75.45
--------------------------------------------------------------------------------------------------
  Thomas J. McAdam                     June 14, 2002                  1                   72.85
--------------------------------------------------------------------------------------------------
  Edward R. Wilkinson                  June 14, 2002                  1                   72.85
--------------------------------------------------------------------------------------------------

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 20, 2002





                                    By:  /s/ Esta E. Stecher
                                         --------------------------
                                         Name: Esta E. Stecher
                                         Title:   Attorney-in-Fact

                                  EXHIBIT INDEX


    Exhibit                                Description
    -------                                -----------
      A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

      B.         Form of Agreement Relating to Noncompetition and Other
                 Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      C.         Form of Pledge Agreement (the "IPO Pledge Agreement")
                 (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      D.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                 Exhibit E), dated July 10, 2000 (incorporated by reference to
                 Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

      E.         Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                 005-56295)).

      F.         Supplemental Registration Rights Instrument, dated as of
                 December 10, 1999 (incorporated by reference to Exhibit H to
                 Amendment No. 1 to the Initial Schedule 13D, filed December
                 17, 1999 (File No. 005-56295)).

      G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                 Group, L.P. (incorporated by reference to Exhibit I to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

      H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                 005-56295)).

      I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                 (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

      J.         Form of Counterpart to Shareholders' Agreement for non-U.S.
                 corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

      K.         Form of Counterpart to Shareholders' Agreement for non-U.S.
                 trusts (incorporated by reference to Exhibit M to Amendment
                 No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                 No. 005-56295)).

      L.         Form of Guarantee and Pledge Agreement for non-U.S.
                 corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

      M.         Form of Pledge Agreement for shareholders of non-U.S.
                 corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

    Exhibit                                Description
    -------                                -----------
      N.         Form of Pledge Agreement for shareholders of non-U.S.
                 corporations (Jersey version) (incorporated by reference to
                 Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-56295)).

      O.         Form of Counterpart to Shareholders' Agreement for Transferee
                 Covered Persons (incorporated by reference to Exhibit Q to
                 Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                 2000 (File No. 005-56295)).

      P.         Supplemental Registration Rights Instrument, dated as of June
                 19, 2000 (incorporated by reference to Exhibit R to Amendment
                 No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                 No. 005-56295)).

      Q.         Power of Attorney (incorporated by reference to Exhibit X to
                 Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                 2001 (File No. 005-56295)).

      R.         Form of Amended and Restated Member Agreement, dated as of
                 September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                 (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                 005-56295)).

      S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                 Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      T.         Supplemental Registration Rights Instrument, dated as of
                 December 21, 2000 (incorporated by reference to Exhibit AA to
                 Amendment No. 12 to the Initial Schedule 13D, filed January
                 23, 2001 (File No. 005-56295)).

      U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                 Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

      V.         Form of Pledge Agreement, dated as of March 19, 2001, between
                 GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                 Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

      W.         Form of Guarantee and Pledge Agreement for trusts
                 (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                 005-56295)).

      X.         Form of Pledge Agreement for beneficiaries of trusts
                 (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                 005-56295)).

      Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                 (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                 005-56295)).

      Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
                 (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                 005-56295)).

    Exhibit                                Description
    -------                                -----------
      AA.        Supplemental Registration Rights Instrument, dated as of
                 December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006)
                 filed by The Goldman Sachs Group, Inc.).

      BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program.